Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made effective as of June 11, 2010 by and between Veeco Instruments Inc., a Delaware corporation, and John R. Peeler.

RECITALS

A.            The parties hereto entered into an Employment Agreement dated effective July 1, 2007, as amended by the First Amendment thereto effective December 31, 2008 (the “Agreement”), and desire to amend the Agreement further as set forth herein.

B.            Capitalized terms used in this Amendment and not defined are defined in the Agreement.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows, effective as of the date set forth above:

1.             Section 1(a) of the First Amendment is modified by deleting such section and replacing it with the following:

The general release and waiver of claims in Section 4 of the Agreement must be signed by the Executive and returned to the Company during the reasonable period of time (not less than 21 days) designated by the Company, to assure that any period for revocation of the signed Agreement has expired before payments are required to commence.  Provided that the Agreement is signed and the time for revocation has expired, amounts payable upon termination of employment contingent on the execution of a general release and waiver of claims will be paid or commence no later than the earlier of:  (i) 90 days after the Executive’s termination of employment, or (ii) 2½ months after the end of the year in which the Executive’s termination of employment occurs.  However, if such earlier date falls in the taxable year after the year in which the Executive terminates employment, payments shall be made or commence in such later year.

2.             Section 3(ii) of the Agreement is modified by deleting the first sentence thereof and replacing it with the following:

Executive shall be entitled to receive a pro rata portion of his target bonus for the year in which termination occurs under the management bonus plan in effect at the time of termination; provided, however, that effective for bonus awards intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), if Executive’s termination under this Section 3 is other than for death or Disability, the amount of the Executive’s pro rata bonus hereunder shall be based solely on the actual level of achievement of the objective performance goals specified in the management bonus plan for the year of termination and shall be determined without regard to the exercise of any negative discretion allowable under such plan.

3.             Section 3(vi) of the Agreement is modified by inserting the following proviso at the end thereof:

; provided, however, that if Executive’s termination under this Section 3 is other than for death or Disability, any award of shares of restricted stock or restricted stock units intended to meet the requirements of IRC Section 162(m) held by Executive as of the date of termination shall vest only if, and to the extent, that applicable objective performance goals are achieved for the applicable performance period(s), determined as of the date or dates such determination would otherwise be made without regard to Executive’s termination of employment and determined without regard to the exercise of any negative discretion allowable with respect to such award.

IN WITNESS WHEREOF, this Amendment is executed to be effective on the date first above written.

VEECO INSTRUMENTS INC.		EXECUTIVE

By:	/s/ Authorized Signatory	/s/ John R. Peeler